Certificate of Secretary

THE KOREA FUND, INC.

(the “Fund”)

Regarding Fidelity Bond

The undersigned, being the duly elected, qualified and acting Secretary of The Korea Fund, Inc., a Maryland corporation (the “Fund”), hereby certifies that attached hereto is a true and complete copy of resolutions that were approved in substantially the form attached hereto by the Board of Directors of the Fund at a meeting held on May 6, 2014, at which a quorum was present and voted in favor thereof, and that said resolutions have not been revoked or amended and are now in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this certificate as Secretary of The Korea Fund, Inc. on this 2nd day of June, 2014.

Thomas J. Fuccillo Secretary

THE KOREA FUND, INC.

(the “Fund”)

Minutes of the Meeting of the Board of Directors held on May 6, 2014

Approval of Fidelity Bond Coverage

RESOLVED, that the form and amount of the Excess Mutual Fund / Directors and Officers Professional Liability insurance policy from Hartford Accident and Indemnity Company, with an aggregate limit of liability for the period from May 30, 2014 to May 30, 2015 of $5,000,000 in excess of $5,000,000, with no deductible, for an aggregate premium of $62,400, after consideration of all relevant factors, be, and it hereby is, approved.

FURTHER RESOLVED, that after considering all relevant factors, including but not limited to the Fund’s aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held by the Fund, the form and amount of the Registered Management Investment Company Bond issued by Great American Insurance Company, covering larceny and embezzlement and certain other acts, with a limit of liability for the period from May 30, 2014 to May 30, 2015 of $900,000, for an aggregate premium of $3,072, be, and it hereby is, approved;

FURTHER RESOLVED, that pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended, Joseph Quirk, President and Chief Executive Officer; Lawrence G. Altadonna, Treasurer & Principal Financial and Accounting Officer; Thomas J. Fuccillo, Secretary and Chief Legal Officer and Lagan Srivastava, Assistant Secretary, are each hereby designated as an agent for the Fund to cause the filings and the notices required by subparagraph (g) of said Rule to be made and given; and

FURTHER RESOLVED, that the officers of the Fund, or any of them, are authorized to make any and all payments and to do any and all other acts in the name of the Fund and on its behalf as they, or any of them, may determine to be necessary or appropriate in connection with or in furtherance of the foregoing resolutions, the necessity or propriety thereof being conclusively proven by the making or doing thereof.